Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

QCR Holdings, Inc. Announces Record Net Income of $15.9 Million for the Fourth Quarter and $57.4 Million for the Full Year 2019

Fourth Quarter 2019 Highlights

•	Net income of $15.9 million, or $0.99 per diluted share
•	Adjusted net income (non-GAAP) of $15.4 million, or $0.96 per diluted share
•	NIM and NIM (TEY)(non-GAAP) at 3.36% and 3.51%, respectively
•	Noninterest income of $29.8 million for the quarter and $78.8 million for the year
•	Completed the sale of the operations of Rockford Bank & Trust (“RB&T”) to Heartland Financial USA, Inc.
•	Excluding RB&T held for sale assets and liabilities:
o	Annualized loan and lease growth was 8.9% for the quarter and 10.9% for the year
o	Annualized deposit growth was 11.5% for the quarter and 10.3% for the year
o	Nonperforming assets were down $0.2 million, or 1.2% from the prior quarter

Moline, IL, January 22, 2020 -- QCR Holdings, Inc. (NASDAQ: QCRH) (the “Company”) today announced net income of $15.9 million and diluted earnings per share (“EPS”) of $0.99 for the fourth quarter of 2019, compared to net income of $15.1 million and diluted EPS of $0.94 for the third quarter of 2019. The fourth quarter results included a $12.3 million gain on sale and $3.3 million of disposition costs due to the sale of RB&T. Additionally there was a $3.0 million goodwill impairment charge related to the Bates Companies as a result of the decision to exit the Rockford market. The fourth quarter results also included $1.5 million of post-acquisition compensation, transition and integration costs (after-tax), compared to $0.7 million of similar costs in the third quarter of 2019.

Excluding these expenses and some modest cost for early debt extinguishment, the Company reported adjusted net income (non-GAAP) of $15.4 million and adjusted diluted EPS of $0.96 for the fourth quarter of 2019, compared to adjusted net income (non-GAAP) of $15.9 million and adjusted diluted EPS of $1.00 for the third quarter of 2019. For the fourth quarter of 2018, net income and diluted EPS were $13.3 million and $0.84, respectively, and adjusted net income (non-GAAP) and adjusted diluted EPS were $14.5 million and $0.91, respectively.

	For the Quarter Ended
	December 31,	September 30,	December 31,
$ in millions (except per share data)	2019	2019	2018
Net Income	$15.9	$15.1	$13.3
Diluted EPS	$0.99	$0.94	$0.84
Adjusted Net Income (non-GAAP)(1)	$15.4	$15.9	$14.5
Adjusted Diluted EPS (non-GAAP)(1)	$0.96	$1.00	$0.91

    (1)  See GAAP to non-GAAP reconciliations.

“We are very pleased with our financial performance in 2019, highlighted by record net income and a 19% increase in adjusted earnings per share,” said Larry J. Helling, Chief Executive Officer. “Our strong results were driven by robust revenue growth, due to both record fee income and increased net interest income. Our loans and deposits both grew organically by over 10% for the year, as we continued to gain market share across our charters, capitalizing on the ongoing favorable economic environment as well as the value that our clients place on relationship-based community banking. Additionally, we successfully expanded our net interest margin over the course of the year as our initiatives in this area gained traction.”

“We also were pleased to complete the sale of RB&T, which enables us to redeploy capital in our other more profitable markets to help drive continued organic and acquisitive growth.”

Mr. Helling continued, “We finished the year building substantial momentum, delivering solid loan and lease production, successfully attracting new deposits and generating very strong fee income. Our asset quality remains excellent and our capital levels are strong. Looking to the year ahead, we remain optimistic about our ability to continue delivering exceptional financial results given our healthy loan pipeline and our high quality deposit base, which we believe will lead to improved returns and enhanced shareholder value in 2020 and beyond.”

Completion of the sale of Rockford Bank & Trust to Heartland Financial USA

On November 30, 2019 the Company completed the sale of substantially all of the assets and transfer of substantially all of the deposits and certain other liabilities of the Company’s wholly-owned subsidiary, RB&T to Illinois Bank & Trust (“IB&T”), a wholly-owned subsidiary of Dubuque, IA-based Heartland Financial USA, Inc. The purchase and assumption transaction was valued at approximately $59.1 million, representing a cash payment of approximately $46.9 million from IB&T, including the purchase price premium of $12.5 million, and the separate liquidation of net assets retained by QCRH of $12.2 million.  As a result, substantially all of RB&T’s assets and liabilities were classified as held for sale as of September 30, 2019, which impacts balance sheet comparisons to prior quarters.

Annualized Loan and Lease Growth of 8.9% for the Quarter and 10.9% for the Year

During the fourth quarter of 2019, the Company’s total loans and leases increased $79.9 million to a total of $3.7 billion. Continued loan and lease growth was funded by an increase in core deposits. Core deposits (excluding brokered deposits) increased $192.0 million, or 5.4% on a linked quarter basis. At quarter-end, the percentage of wholesale funds to total assets was 8.8%, which was down significantly from 11.6% in the third quarter. Additionally, at quarter-end, the percentage of gross loans and leases to total assets was 75%, which remained consistent with the third quarter when excluding assets held for sale.

“Our solid loan growth for the quarter was driven by strength in commercial and industrial and commercial real estate construction loans,” added Mr. Helling. “Production was driven by both our core commercial lending business, as well as our Specialty Finance Group. We also experienced another quarter of a more normalized level of payoffs, which were relatively consistent from the third quarter of 2019 and down significantly from the fourth quarter of 2018. Our loan and lease pipeline remains strong and our markets remain healthy, giving us confidence that we can achieve organic loan growth for the full year 2020 of between 8% and 10%.”

Net Interest Income of $39.9 million

Net interest income for the fourth quarter of 2019 totaled $39.9 million, compared to $40.7 million for the third quarter of 2019 and $39.6 million for the fourth quarter of 2018. The slight decrease was primarily due to a decline in average interest earning assets of $80.0 million, or 1.7% on a linked quarter basis, due to the sale of RB&T. Acquisition-related net accretion totaled $0.9 million (pre-tax) for the fourth quarter of 2019, compared to $1.3 million for the third quarter of 2019 and was $2.6 million for the fourth quarter of 2018. Adjusted net interest income (non-GAAP) was $40.8 million for the fourth quarter of 2019, compared to $41.2 million for the third quarter of 2019 and $38.7 million for the fourth quarter of 2018.

Net interest income totaled $155.6 million for the year ended December 31, 2019, compared to $142.4 million for the year ended December 31, 2018.

In the fourth quarter, reported net interest margin was 3.36% and, on a tax-equivalent yield basis (non-GAAP), net interest margin (non-GAAP) was 3.51%, with both metrics slightly decreasing by 1 basis point from the third quarter of 2019. Net interest margin, excluding acquisition-related net accretion was 3.43%, up 2 basis points from the third quarter. The increase in adjusted net interest margin during the quarter was due to a 27 basis point decline in the total cost of interest-bearing funds (due to both mix and rate), partially offset by a 24 basis point decrease in the yield on earning assets.

	For the Quarter Ended
	December 31,	September 30,
	2019	2019
NIM	3.36%	3.37%
NIM (TEY)(non-GAAP)(1)	3.51%	3.52%
Adjusted NIM (TEY)(non-GAAP)(1)	3.43%	3.41%

    (1)   See GAAP to non-GAAP reconciliations.

“Our organic loan and lease growth during the fourth quarter was more than funded by our ongoing success in gathering core deposits,” stated Todd A. Gipple, President, Chief Operating Officer and Chief Financial Officer. “We also once again expanded our adjusted net interest margin during the quarter as we experienced meaningfully lower deposit costs due to lower short-term interest rates and lower CD rates. However, the decline in deposit costs was largely offset by lower yields on our loans as well as some excess liquidity.”

Noninterest Income of $29.8 million

Noninterest income for the fourth quarter of 2019 totaled $29.8 million, compared to $19.9 million for the third quarter of 2019. The fourth quarter results included a $12.3 million gain on the sale of RB&T. Excluding the gain, noninterest income totaled $17.5 million in the fourth quarter. The decline from the third quarter was primarily due to a $2.4 million decrease in swap fee income and $0.4 million decrease on gains on the sale of the government guaranteed portions of loans. Wealth management revenue was $4.0 million for the quarter, as compared to $4.1 million for the third quarter of 2019. The slight decline was primarily due to the elimination of wealth management revenue due to the sale of RB&T. Noninterest income, excluding the gain on sale of RB&T, increased 14.7% when compared to the fourth quarter of 2018.

Noninterest income, excluding the gain on sale of RB&T, totaled $66.5 million for the year ended December 31, 2019, compared to $41.5 million for the year ended December 31, 2018, an increase of 60%.

“Our noninterest income was again driven by another strong quarter of swap fee income. Swap fee income and gains on the sale of government guaranteed loans totaled $29.0 million for the full year 2019, well in excess of our initial full-year target of $8 million to $12 million,” added Mr. Gipple.

Noninterest Expenses of $46.3 million

Noninterest expense for the fourth quarter of 2019 totaled $46.3 million, compared to $39.9 million and $36.4 million for the third quarter of 2019 and fourth quarter of 2018, respectively. The linked quarter increase was due to a number of factors, including $3.3 million of disposition costs and a $3.0 million goodwill impairment charge, both related to the decision to exit the Rockford market. In addition post-acquisition transition and integration costs increased by $1.0 million due to the completion of the core conversion of Springfield First Community Bank.

Asset Quality Remains Solid

Nonperforming assets (“NPAs”) totaled $13.1 million, a decrease of $0.2 million from the third quarter of 2019. The relatively stable NPAs resulted in the ratio of NPAs to total assets remaining consistent at 0.27% on December 31, 2019 compared to September 30, 2019 and down from 0.56% at December 31, 2018.

The Company’s provision for loan and lease losses totaled $1.0 million for the fourth quarter of 2019, down from $2.0 million in the prior quarter and $1.6 million in the fourth quarter of 2018. The linked quarter decrease in the provision for loan and lease losses was primarily due to continued strength in overall portfolio quality and $488 thousand of provision taken in the third quarter related to an RB&T nonperforming loan held for sale. As of December 31, 2019, the Company’s allowance to total loans and leases was 0.98%, which was down from 1.00% at September 30, 2019 and down from 1.07% at December 31, 2018.

In accordance with generally accepted accounting principles for acquisition accounting, the loans acquired through past acquisitions were recorded at market value; therefore, there was no allowance associated with the acquired loans at the acquisition date. Management continues to evaluate the allowance needed on the acquired loans factoring in the net remaining discount ($7.0 million at December 31, 2019).

Strong Capital Levels

As of December 31, 2019, the Company’s total risk-based capital ratio was 13.48%, the common equity tier 1 ratio was 10.29%, and the tangible common equity to tangible assets ratio was 9.25%. By comparison, these respective ratios were 12.22%, 9.12% and 8.20% as of September 30, 2019.

Continued Focus on Seven Key Initiatives

The Company continues to focus on the following long-term initiatives in an effort to improve profitability and drive increased shareholder value:

•	Strong organic loan and lease growth in order to maintain loans and leases to total assets ratio in the range of 73% - 78%
•	Grow core deposits to maintain reliance on wholesale funding at less than 15% of assets
•	Generate gains on sale of government guaranteed loans, and fee income on interest rate swaps, as a significant and consistent component of core revenue

•	Grow wealth management net income by 10% annually
•	Carefully manage noninterest expense growth
•	Maintain asset quality metrics at better than peer levels
•	Participate as an acquirer in the consolidation taking place in our industry to further boost return on average assets, improve efficiency ratio, and increase EPS

Conference Call Details

The Company will host an earnings call/webcast tomorrow, January 23, 2020, at 10:00 a.m. Central Time. Dial-in information for the call is toll free: 888-346-9286 (international 412-317-5253). Participants should request to join the QCR Holdings, Inc. call. The event will be available for replay through February 6, 2020. The replay access information is 877-344-7529 (international 412-317-0088); access code 10137973. A webcast of the teleconference can be accessed at the Company’s News and Events page at www.qcrh.com. An archived version of the webcast will be available at the same location shortly after the live event has ended.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny, and Springfield communities through its wholly owned subsidiary banks. The banks provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, and Springfield First Community Bank, based in Springfield, Missouri, was acquired by the Company in 2018. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. Quad City Bank & Trust Company engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin, and also provides correspondent banking services. The Company has 25 locations in Illinois, Iowa, Wisconsin and Missouri. As of December 31, 2019, the Company had approximately $4.9 billion in assets, $3.7 billion in loans and $3.9 billion in deposits. For additional information, please visit the Company’s website at www.qcrh.com.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “predict,” “suggest,” “appear,” “plan,” “intend,” “estimate,” ”annualize,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national and international economies (including the impact of tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations); (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) unexpected results of acquisitions, which may include failure to realize the anticipated benefits of acquisitions and the possibility that transaction costs may be greater than anticipated; (viii) the loss of key executives or employees; (ix) changes in consumer spending; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

Contacts:

Todd A. Gipple

President

Chief Operating Officer

Chief Financial Officer

(309) 743-7745

tgipple@qcrh.com

Christopher J. Lindell

Executive Vice President

Corporate Communications

(319) 743-7006

clindell@qcrh.com

QCR Holdings, Inc.

Consolidated Financial Highlights

(Unaudited)

						Held for Sale	Held for Sale
	As of					As of	As of
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	September 30,
	2019	2019	2019	2019	2018	2019	2019
	(dollars in thousands)
CONDENSED BALANCE SHEET
Cash and due from banks	$76,254	$91,671	$87,919	$76,527	$85,523	$-	$11,031
Federal funds sold and interest-bearing deposits	157,691	197,263	205,497	216,032	159,596	-	2,415
Securities	611,341	555,409	643,803	655,749	662,969	-	66,009
Net loans/leases	3,654,204	3,574,154	3,869,415	3,758,268	3,692,907	-	362,011
Intangibles	14,969	15,529	16,089	16,918	17,450	-	-
Goodwill	74,748	77,748	77,748	77,872	77,832	-	-
Other assets	307,877	315,061	294,381	265,296	253,433	11,966	24,081
Assets held for sale	11,966	465,547	-	-	-	-	-
Total assets	$4,909,050	$5,292,382	$5,194,852	$5,066,662	$4,949,710	$11,966	$465,547

Total deposits	$3,911,051	$3,802,241	$4,322,510	$4,194,220	$3,977,031	$-	$451,546
Total borrowings	278,955	320,457	230,953	282,994	404,968	-	16,157
Other liabilities	178,690	179,411	137,089	101,041	94,573	5,003	2,827
Liabilities held for sale	5,003	470,530	-	-	-	-	-
Total stockholders' equity	535,351	519,743	504,300	488,407	473,138	-	-
Total liabilities and stockholders' equity	$4,909,050	$5,292,382	$5,194,852	$5,066,662	$4,949,710	$5,003	$470,530

ANALYSIS OF LOAN PORTFOLIO
Loan/lease mix:
Commercial and industrial loans	$1,507,825	$1,469,978	$1,548,657	$1,479,247	$1,429,410
Commercial real estate loans	1,736,396	1,687,922	1,837,473	1,790,845	1,766,111
Direct financing leases	87,869	92,307	101,180	108,543	117,969
Residential real estate loans	239,904	245,667	293,479	288,502	290,759
Installment and other consumer loans	109,352	106,540	120,947	123,087	119,381
Deferred loan/lease origination costs, net of fees	8,859	7,856	8,783	9,208	9,124
Total loans/leases	$3,690,205	$3,610,270	$3,910,519	$3,799,432	$3,732,754
Less allowance for estimated losses on loans/leases	36,001	36,116	41,104	41,164	39,847
Net loans/leases	$3,654,204	$3,574,154	$3,869,415	$3,758,268	$3,692,907

ANALYSIS OF SECURITIES PORTFOLIO
Securities mix:
U.S. government sponsored agency securities	$20,078	$21,268	$35,762	$35,843	$36,411
Municipal securities	447,853	391,329	440,853	450,376	459,409
Residential mortgage-backed and related securities	120,587	123,880	159,228	161,692	159,249
Other securities	22,823	18,932	7,960	7,838	7,900
Total securities	$611,341	$555,409	$643,803	$655,749	$662,969

ANALYSIS OF DEPOSITS
Deposit mix:
Noninterest-bearing demand deposits	$777,224	$782,232	$795,951	$821,599	$791,101
Interest-bearing demand deposits	2,444,925	2,245,557	2,505,956	2,334,474	2,204,206
Time deposits	533,920	536,352	733,135	719,286	704,903
Brokered deposits	154,982	238,100	287,468	318,861	276,821
Total deposits	$3,911,051	$3,802,241	$4,322,510	$4,194,220	$3,977,031

ANALYSIS OF BORROWINGS
Borrowings mix:
Term FHLB advances	$50,000	$60,000	$46,433	$66,380	$76,327
Overnight FHLB advances (1)	109,300	135,800	59,300	59,800	190,165
Wholesale structured repurchase agreements	-	-	-	35,000	35,000
Customer repurchase agreements	2,193	2,421	2,181	3,056	2,084
Federal funds purchased	11,230	16,105	17,010	12,830	26,690
Subordinated notes	68,394	68,334	68,274	68,215	4,782
Junior subordinated debentures	37,838	37,797	37,755	37,713	37,670
Other borrowings	-	-	-	-	32,250
Total borrowings	$278,955	$320,457	$230,953	$282,994	$404,968

(1) At the most recent quarter-end, the weighted-average rate of these overnight borrowings was 1.73%.

QCR Holdings, Inc.

Consolidated Financial Highlights

 (Unaudited)

	For the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
	(dollars in thousands, except per share data)
INCOME STATEMENT
Interest income	$52,977	$56,817	$54,181	$52,102	$52,703
Interest expense	13,058	16,098	16,168	15,194	13,110
Net interest income	39,919	40,719	38,013	36,908	39,593
Provision for loan/lease losses	979	2,012	1,941	2,134	1,611
Net interest income after provision for loan/lease losses	$38,940	$38,707	$36,072	$34,774	$37,982

Trust department fees	$2,365	$2,340	$2,361	$2,493	$2,216
Investment advisory and management fees	1,589	1,782	1,888	1,736	1,657
Deposit service fees	1,787	1,813	1,658	1,554	1,623
Gain on sales of residential real estate loans	823	890	489	369	361
Gain on sales of government guaranteed portions of loans	159	519	39	31	-
Swap fee income	7,409	9,797	7,891	3,198	7,069
Securities gains (losses), net	26	(3)	(52)	-	-
Earnings on bank-owned life insurance	533	489	412	540	341
Debit card fees	766	886	914	792	807
Correspondent banking fees	194	189	172	216	179
Gain on sale of assets and liabilities of subsidiary	12,286	-	-	-	-
Other	1,868	1,204	1,293	1,064	1,026
Total noninterest income	$29,805	$19,906	$17,065	$11,993	$15,279

Salaries and employee benefits	$24,220	$24,215	$22,749	$20,879	$19,779
Occupancy and equipment expense	4,019	3,860	3,533	3,694	3,367
Professional and data processing fees	3,570	4,030	3,031	2,750	3,577
Acquisition costs	-	-	-	-	(4)
Post-acquisition compensation, transition and integration costs	1,855	884	708	134	1,427
Disposition costs	3,325	-	-	-	-
FDIC insurance, other insurance and regulatory fees	523	542	926	964	1,065
Loan/lease expense	349	221	312	214	624
Net cost of (income from) and gains/losses on operations of other real estate	232	2,078	1,182	298	2,477
Advertising and marketing	1,670	1,056	1,037	785	1,122
Bank service charges	516	502	508	483	469
Losses on debt extinguishment, net	288	148	-	-	-
Correspondent banking expense	216	209	206	204	207
Intangibles amortization	560	560	615	532	540
Goodwill impairment	3,000	-	-	-	-
Other	1,951	1,640	1,753	1,498	1,760
Total noninterest expense	$46,294	$39,945	$36,560	$32,435	$36,410

Net income before income taxes	$22,451	$18,668	$16,577	$14,332	$16,851
Federal and state income tax expense	6,560	3,573	3,073	1,414	3,535
Net income	$15,891	$15,095	$13,504	$12,918	$13,316

Basic EPS	$1.01	$0.96	$0.86	$0.82	$0.85
Diluted EPS	$0.99	$0.94	$0.85	$0.81	$0.84

Weighted average common shares outstanding	15,772,703	15,739,430	15,714,588	15,693,345	15,641,401
Weighted average common and common equivalent shares outstanding	16,033,043	15,976,742	15,938,377	15,922,940	15,898,591

QCR Holdings, Inc.

Consolidated Financial Highlights

(Unaudited)

	For the Year Ended
	December 31,	December 31,
	2019	2018
	(dollars in thousands, except per share data)
INCOME STATEMENT
Interest income	$216,076	$182,879
Interest expense	60,517	40,484
Net interest income	155,559	142,395
Provision for loan/lease losses	7,066	12,658
Net interest income after provision for loan/lease losses	$148,493	$129,737

Trust department fees	$9,559	$8,707
Investment advisory and management fees	6,995	4,726
Deposit service fees	6,812	6,420
Gain on sales of residential real estate loans	2,571	901
Gain on sales of government guaranteed portions of loans	748	405
Swap fee income	28,295	10,787
Securities losses, net	(30)	-
Earnings on bank-owned life insurance	1,973	1,632
Debit card fees	3,357	3,263
Correspondent banking fees	773	852
Gain on sale of assets and liabilities of subsidiary	12,286	-
Other	5,429	3,848
Total noninterest income	$78,768	$41,541

Salaries and employee benefits	$92,063	$68,994
Occupancy and equipment expense	15,106	12,884
Professional and data processing fees	13,381	11,452
Acquisition costs	-	1,795
Post-acquisition compensation, transition and integration costs	3,582	2,086
Disposition costs	3,325	-
FDIC insurance, other insurance and regulatory fees	2,955	3,594
Loan/lease expense	1,097	1,544
Net cost of and gains/losses on operations of other real estate	3,789	2,489
Advertising and marketing	4,548	3,552
Bank service charges	2,009	1,838
Losses on debt extinguishment	436	-
Correspondent banking expense	836	821
Intangibles amortization	2,266	1,692
Goodwill impairment	3,000	-
Other	6,841	6,402
Total noninterest expense	$155,234	$119,143

Net income before income taxes	$72,027	$52,135
Federal and state income tax expense	14,619	9,015
Net income	$57,408	$43,120

Basic EPS	$3.65	$2.92
Diluted EPS	$3.60	$2.86

Weighted average common shares outstanding	15,730,016	14,768,687
Weighted average common and common equivalent shares outstanding	15,967,775	15,064,730

QCR Holdings, Inc.

Consolidated Financial Highlights

(Unaudited)

As of and for the Quarter Ended	For the Year Ended
December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
2019	2019	2019	2019	2018	2019	2018
(dollars in thousands, except per share data)
COMMON SHARE DATA
Common shares outstanding	15,828,098	15,790,462	15,772,939	15,755,442	15,718,208
Book value per common share (1)	$33.82	$32.91	$31.97	$31.00	$30.10
Tangible book value per common share (2)	$28.15	$27.01	$26.02	$24.98	$24.04
Closing stock price	$43.86	$37.98	$34.87	$33.92	$32.09
Market capitalization	$694,220	$599,722	$550,002	$534,425	$504,397
Market price / book value	129.69%	115.40%	109.06%	109.42%	106.61%
Market price / tangible book value	155.76%	140.61%	134.00%	135.77%	133.49%
Earnings per common share (basic) LTM (3)	$3.65	$3.49	$3.10	$2.99	$2.92
Price earnings ratio LTM (3)	12.02	x	10.88	x	11.25	x	11.34	x	10.98	x
TCE / TA (4)	9.25%	8.20%	8.05%	7.92%	7.78%

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
Beginning balance	$519,743	$504,300	$488,407	$473,138	$457,387
Net income	15,891	15,095	13,504	12,918	13,316
Other comprehensive income (loss), net of tax	(684)	543	2,243	2,343	1,943
Common stock cash dividends declared	(947)	(944)	(942)	(942)	(939)
Proceeds from issuance of 9,400 shares of common stock as a result of the performance based targets met for Bates Companies	400	-	-	-	-
Proceeds from issuance of 23,501 shares of common stock, net of costs, as a result of the acquisition of Bates Companies	-	-	-	-	1,000
Other (5)	948	749	1,088	950	431
Ending balance	$535,351	$519,743	$504,300	$488,407	$473,138

REGULATORY CAPITAL RATIOS (6):
Total risk-based capital ratio	13.48%	12.22%	12.04%	12.26%	10.69%
Tier 1 risk-based capital ratio	11.17%	9.94%	9.76%	9.87%	9.77%
Tier 1 leverage capital ratio	9.53%	9.02%	8.96%	8.90%	8.87%
Common equity tier 1 ratio	10.29%	9.12%	8.93%	9.02%	8.89%

KEY PERFORMANCE RATIOS AND OTHER METRICS
Return on average assets (annualized)	1.23%	1.16%	1.06%	1.04%	1.10%	1.12%	0.98%
Return on average total equity (annualized)	11.93%	11.70%	10.84%	10.71%	11.42%	11.31%	10.62%
Net interest margin	3.36%	3.37%	3.25%	3.25%	3.48%	3.31%	3.46%
Net interest margin (TEY) (Non-GAAP)(7)	3.51%	3.52%	3.40%	3.40%	3.63%	3.45%	3.62%
Efficiency ratio (Non-GAAP) (8)	66.40%	65.89%	66.38%	66.33%	66.35%	66.25%	64.77%
Gross loans and leases / total assets (10)	75.36%	74.80%	75.28%	74.99%	75.41%	75.36%	75.41%
Gross loans and leases / total deposits (10)	94.35%	94.95%	90.47%	90.59%	93.86%	94.35%	93.86%
Effective tax rate	29.22%	19.14%	18.54%	9.87%	20.98%	20.30%	17.29%
Full-time equivalent employees (9)	697	766	773	771	755	697	755

AVERAGE BALANCES
Assets	$5,147,754	$5,217,763	$5,077,900	$4,968,502	$4,842,232	$5,102,980	$4,392,121
Loans/leases	3,868,435	3,962,464	3,839,674	3,759,615	3,699,885	3,857,547	3,352,357
Deposits	3,362,180	4,302,995	4,271,391	4,110,868	3,986,236	3,261,462	3,602,221
Total stockholders' equity	532,756	516,195	498,263	482,423	466,271	507,409	405,973

(1) Includes accumulated other comprehensive income (loss).

(2) Includes accumulated other comprehensive income (loss) and excludes intangible assets.

(3) LTM : Last twelve months.

(4) TCE / TCA : tangible common equity / total tangible assets.  See GAAP to non-GAAP reconciliations.

(5) Includes mostly common stock issued for options exercised and the employee stock purchase plan, as well as stock-based compensation.

(6) Ratios for the current quarter are subject to change upon final calculation for regulatory filings due after earnings release.

(7) TEY : Tax equivalent yield.  See GAAP to Non-GAAP reconciliations.

(8) See GAAP to Non-GAAP reconciliations.

(9) Decrease due to sale of subsidiary Rockford Bank & Trust.

(10) Excludes assets held for sale as of September 30, 2019 and Deccember 31, 2019.

QCR Holdings, Inc.

Consolidated Financial Highlights

(Unaudited)

ANALYSIS OF NET INTEREST INCOME AND MARGIN (4)

	For the Quarter Ended
	December 31, 2019			September 30, 2019			December 31, 2018
	Average Balance	Interest Earned or Paid	Average Yield or Cost	Average Balance	Interest Earned or Paid	Average Yield or Cost	Average Balance	Interest Earned or Paid	Average Yield or Cost
	(dollars in thousands)
Fed funds sold	$2,933	$12	1.62%	$7,234	$42	2.30%	$20,426	$115	2.23%
Interest-bearing deposits at financial institutions	208,040	868	1.66%	172,386	951	2.19%	98,875	517	2.07%
Securities (1)	610,676	5,913	3.84%	626,471	6,080	3.85%	671,613	6,231	3.68%
Restricted investment securities	21,226	283	5.29%	22,719	293	5.12%	22,478	318	5.61%
Loans (1)	3,868,435	47,684	4.89%	3,962,464	51,214	5.13%	3,699,885	47,273	5.07%
Total earning assets (1)	$4,711,310	$54,760	4.61%	$4,791,274	$58,580	4.85%	$4,513,277	$54,454	4.79%

Interest-bearing deposits	$2,520,696	$6,547	1.03%	$2,505,383	$7,907	1.25%	$2,211,148	$6,110	1.10%
Time deposits	865,392	4,631	2.12%	975,736	5,486	2.23%	956,754	4,433	1.84%
Short-term borrowings	19,491	87	1.77%	17,333	98	2.24%	20,129	107	2.11%
Federal Home Loan Bank advances	87,527	210	0.95%	123,107	1,023	3.30%	190,232	1,131	2.36%
Other borrowings	-	-	0.00%	-	-	0.00%	72,264	804	4.41%
Subordinated debentures	68,356	1,004	5.83%	68,299	1,003	5.83%	-	-	0.00%
Junior subordinated debentures	37,813	579	6.07%	37,774	581	6.10%	37,644	525	5.53%
Total interest-bearing liabilities	$3,599,275	$13,058	1.44%	$3,727,632	$16,098	1.71%	$3,488,171	$13,110	1.49%

Net interest income / spread (1)		$41,702	3.17%		$42,482	3.14%		$41,344	3.30%
Net interest margin (2)			3.36%			3.37%			3.48%
Net interest margin (TEY) (Non-GAAP) (1) (2) (3)			3.51%			3.52%			3.63%
Adjusted net interest margin (TEY) (Non-GAAP) (1) (2) (3)			3.43%			3.41%			3.40%

	For the Year Ended
	December 31, 2019			December 31, 2018
	Average Balance	Interest Earned or Paid	Average Yield or Cost	Average Balance	Interest Earned or Paid	Average Yield or Cost
	(dollars in thousands)
Fed funds sold	$8,898	$204	2.29%	$20,472	$338	1.65%
Interest-bearing deposits at financial institutions	179,635	3,910	2.18%	66,275	1,267	1.91%
Securities (1)	635,650	24,150	3.80%	659,017	23,621	3.58%
Restricted investment securities	21,559	1,174	5.45%	22,023	1,093	4.96%
Loans (1)	3,857,547	193,365	5.01%	3,352,357	163,197	4.87%
Total earning assets (1)	$4,703,289	$222,803	4.74%	$4,120,144	$189,516	4.60%

Interest-bearing deposits	$2,443,989	$29,898	1.22%	$2,043,314	$18,651	0.91%
Time deposits	966,745	20,977	2.17%	766,020	12,024	1.57%
Short-term borrowings	16,837	363	2.16%	19,458	293	1.51%
Federal Home Loan Bank advances	108,536	2,895	2.67%	202,715	4,768	2.35%
Other borrowings	13,563	512	3.77%	69,623	2,749	3.95%
Subordinated debentures	60,883	3,564	5.85%	-	-	0.00%
Junior subordinated debentures	37,751	2,308	6.11%	37,578	1,999	5.32%
Total interest-bearing liabilities	$3,648,304	$60,517	1.66%	$3,138,708	$40,484	1.29%

Net interest income / spread (1)		$162,286	3.08%		$149,032	3.31%
Net interest margin (2)			3.31%			3.46%
Net interest margin (TEY) (Non-GAAP) (1) (2) (3)			3.45%			3.62%
Adjusted net interest margin (TEY) (Non-GAAP) (1) (2) (3)			3.36%			3.48%

(1)	Includes nontaxable securities and loans. Interest earned and yields on nontaxable securities and loans are determined on a tax equivalent basis using a 21% tax rate.
(2)	See "Select Financial Data - Subsidiaries" for a breakdown of amortization/accretion included in net interest margin for each period presented.
(3)	TEY : Tax equivalent yield. See GAAP to Non-GAAP reconciliations.
(4)	Interest earning assets and interest bearing liabilities classified as held for sale as of September 30, 2019 are included in the calculations above.

QCR Holdings, Inc.

Consolidated Financial Highlights

(Unaudited)

	As of
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
	(dollars in thousands, except per share data)
ROLLFORWARD OF ALLOWANCE FOR LOAN/LEASE LOSSES
Beginning balance	$36,116	$41,104	$41,164	$39,847	$43,077
Reclassification of allowance related to held for sale loans	-	(6,122)	-	-	-
Provision charged to expense (2)	979	1,584	1,941	2,134	1,611
Loans/leases charged off	(1,182)	(741)	(2,152)	(1,059)	(4,967)
Recoveries on loans/leases previously charged off	88	291	151	242	126
Ending balance	$36,001	$36,116	$41,104	$41,164	$39,847

NONPERFORMING ASSETS
Nonaccrual loans/leases	$7,902	$8,231	$13,148	$13,406	$14,260
Accruing loans/leases past due 90 days or more	33	-	58	61	632
Troubled debt restructures - accruing	979	763	1,313	3,794	3,659
Total nonperforming loans/leases	8,914	8,994	14,519	17,261	18,551
Other real estate owned	4,129	4,248	8,637	9,110	9,378
Other repossessed assets	41	-	-	-	8
Total nonperforming assets	$13,084	$13,242	$23,156	$26,371	$27,937

ASSET QUALITY RATIOS
Nonperforming assets / total assets (3)	0.27%	0.27%	0.45%	0.52%	0.56%
Allowance / total loans/leases (1)	0.98%	1.00%	1.05%	1.08%	1.07%
Allowance / nonperforming loans/leases (1)	403.87%	401.56%	283.10%	238.48%	214.79%
Net charge-offs as a % of average loans/leases	0.03%	0.01%	0.05%	0.02%	0.13%

(1)	Upon acquisition and per GAAP, acquired loans are recorded at market value which eliminates the allowance and impacts these ratios.
(2)	Excludes provision related to loans included in assets held for sale of $428 thousand for the quarter ending September 30, 2019.
(3)	Excludes assets held for sale as of September 30, 2019.

QCR Holdings, Inc.

Consolidated Financial Highlights

(Unaudited)

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
SELECT FINANCIAL DATA - SUBSIDIARIES	2019	2019	2018	2019	2018
	(dollars in thousands)
TOTAL ASSETS

Quad City Bank and Trust (1)	$1,682,477	$1,642,950	$1,623,369
m2 Lease Funds, LLC	239,794	232,432	231,662
Cedar Rapids Bank and Trust	1,572,324	1,592,896	1,379,222
Community State Bank - Ankeny	853,834	801,596	785,364
Springfield First Community Bank	748,753	693,897	632,849

TOTAL DEPOSITS

Quad City Bank and Trust (1)	$1,458,587	$1,371,721	$1,308,085
Cedar Rapids Bank and Trust	1,248,598	1,271,828	1,167,552
Community State Bank - Ankeny	735,089	695,980	627,127
Springfield First Community Bank	531,498	484,225	449,983

TOTAL LOANS & LEASES

Quad City Bank and Trust (1)	$1,329,667	$1,290,195	$1,233,117
m2 Lease Funds, LLC	236,735	230,061	228,646
Cedar Rapids Bank and Trust	1,174,963	1,148,952	1,037,469
Community State Bank - Ankeny	639,270	594,227	582,453
Springfield First Community Bank	546,306	526,466	475,801

TOTAL LOANS & LEASES / TOTAL DEPOSITS

Quad City Bank and Trust (1)	91%	94%	94%
Cedar Rapids Bank and Trust	94%	90%	89%
Community State Bank - Ankeny	87%	85%	93%
Springfield First Community Bank	103%	109%	106%

TOTAL LOANS & LEASES / TOTAL ASSETS

Quad City Bank and Trust (1)	79%	79%	76%
Cedar Rapids Bank and Trust	75%	72%	75%
Community State Bank - Ankeny	75%	74%	74%
Springfield First Community Bank	73%	76%	75%

ALLOWANCE AS A PERCENTAGE OF LOANS/LEASES

Quad City Bank and Trust (1)	1.03%	1.07%	1.09%
m2 Lease Funds, LLC	1.51%	1.39%	1.49%
Cedar Rapids Bank and Trust (2)	1.14%	1.17%	1.19%
Community State Bank - Ankeny (2)	1.04%	1.13%	1.05%
Springfield First Community Bank (2)	0.41%	0.42%	0.21%

RETURN ON AVERAGE ASSETS

Quad City Bank and Trust (1)	1.44%	1.33%	1.22%	1.30%	1.31%
Cedar Rapids Bank and Trust	1.82%	2.04%	1.78%	1.84%	1.54%
Community State Bank - Ankeny	1.38%	1.71%	0.94%	1.34%	1.18%
Springfield First Community Bank	1.44%	1.32%	1.74%	1.32%	1.64%

NET INTEREST MARGIN PERCENTAGE (3)

Quad City Bank and Trust (1)	3.55%	3.49%	3.20%	3.39%	3.38%
Cedar Rapids Bank and Trust (5)	3.49%	3.41%	3.60%	3.43%	3.59%
Community State Bank - Ankeny (4)	4.35%	4.83%	4.73%	4.33%	4.48%
Springfield First Community Bank (6)	3.95%	3.64%	4.68%	3.93%	4.55%

ACQUISITION-RELATED AMORTIZATION/ACCRETION INCLUDED IN NET INTEREST MARGIN, NET

Cedar Rapids Bank and Trust	$103	$229	$740	$547	$1,350
Community State Bank - Ankeny	94	649	415	877	1,746
Springfield First Community Bank	775	432	1,498	3,088	2,614
QCR Holdings, Inc. (7)	(41)	(42)	(44)	(168)	(183)

(1)	Quad City Bank and Trust figures include m2 Lease Funds, LLC, as this entity is wholly-owned and consolidated with the Bank. m2 Lease Funds, LLC is also presented separately for certain (applicable) measurements.
(2)	Upon acquisition and per GAAP, acquired loans are recorded at market value, which eliminates the allowance and impacts this ratio.
(3)	Includes nontaxable securities and loans. Interest earned and yields on nontaxable securities and loans are determined on a tax equivalent basis using a 21% tax rate.
(4)	Community State Bank's net interest margin percentage includes various purchase accounting adjustments. Excluding those adjustments, net interest margin would have been 4.27% for the quarter ended December 31, 2019, 4.46% for the quarter ended September 30, 2019 and 4.00% for the quarter ended December 31, 2018.
(5)	Cedar Rapids Bank and Trust's net interest margin percentage includes various purchase accounting adjustments. Excluding those adjustments, net interest margin would have been 3.46% for the quarter ended December 31, 2019, 3.34% for the quarter ended September 30, 2019 and 3.36% for the quarter ended December 31, 2018.
(6)	Springfield First Community Bank's net interest margin percentage includes various purchase accounting adjustments. Excluding those adjustments, net interest margin would have been 3.47% for the quarter ended December 31, 2019, 3.16% for the quarter ended September 30, 2019 and 3.52% for the quarter ended December 31, 2018.
(7)	Relates to the trust preferred securities acquired as part of the Guaranty Bank acquisition in 2017 and the Community National Bank acquisition in 2013.

QCR Holdings, Inc.

Consolidated Financial Highlights

(Unaudited)

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
GAAP TO NON-GAAP RECONCILIATIONS	2019	2019	2019	2019	2018
	(dollars in thousands, except per share data)
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS RATIO (1)

Stockholders' equity (GAAP)	$535,351	$519,743	$504,300	$488,407	$473,138
Less: Intangible assets	89,717	93,277	93,837	94,790	95,282
Tangible common equity (non-GAAP)	$445,634	$426,466	$410,463	$393,617	$377,856

Total assets (GAAP)	$4,909,050	$5,292,382	$5,194,852	$5,066,662	$4,949,710
Less: Intangible assets	89,717	93,277	93,837	94,790	95,282
Tangible assets (non-GAAP)	$4,819,333	$5,199,105	$5,101,015	$4,971,872	$4,854,428

Tangible common equity to tangible assets ratio (non-GAAP)	9.25%	8.20%	8.05%	7.92%	7.78%

	For the Quarter Ended					For the Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
ADJUSTED NET INCOME (2)	2019	2019	2019	2019	2018	2019	2018
Net income (GAAP)	$15,891	$15,095	$13,504	$12,918	$13,316	$57,408	$43,120

Less nonrecurring items (post-tax) (3):
Income:
Securities gains(losses), net	21	$(2)	$(41)	$-	$-	$(22)	$-
Gain on sale of assets and liabilities of subsidiary	8,539	-	-	-	-	8,539	-
Total nonrecurring income (non-GAAP)	$8,559	$(2)	$(41)	$-	$-	$8,516	$-

Expense:
Losses on debt extinguishment, net	$228	$117	$-	$-	$-	$345	$-
Goodwill impairment	3,000	-	-	-	-	3,000	-
Disposition costs	2,627	-	-	-	-	2,627	$-
Acquisition costs (4)	-	-	-	-	29	-	1,645
Tax expense on expected liquidation of RB&T BOLI	790	-	-	-	-	790	-
Post-acquisition compensation, transition and integration costs	1,465	698	559	106	1,127	2,828	1,647
Total nonrecurring expense (non-GAAP)	$8,110	$815	$559	$106	$1,156	$9,590	$3,292

Adjusted net income (non-GAAP) (2)	$15,441	$15,912	$14,104	$13,024	$14,472	$58,481	$46,412

ADJUSTED EARNINGS PER COMMON SHARE (2)

Adjusted net income (non-GAAP) (from above)	$15,441	$15,912	$14,104	$13,024	$14,472	$58,481	$46,412

Weighted average common shares outstanding	15,772,703	15,739,430	15,714,588	15,693,345	15,641,401	15,730,016	14,768,687
Weighted average common and common equivalent shares outstanding	16,033,043	15,976,742	15,938,377	15,922,940	15,898,591	15,967,775	15,064,730

Adjusted earnings per common share (non-GAAP):
Basic	$0.98	$1.01	$0.90	$0.83	$0.93	$3.72	$3.14
Diluted	$0.96	$1.00	$0.88	$0.82	$0.91	$3.66	$3.08

ADJUSTED RETURN ON AVERAGE ASSETS (2)

Adjusted net income (non-GAAP) (from above)	$15,441	$15,912	$14,104	$13,024	$14,472	$58,481	$46,412

Average Assets	$5,147,754	$5,217,763	$5,077,900	$4,968,502	$4,842,232	$5,102,980	$4,392,121

Adjusted return on average assets (annualized) (non-GAAP)	1.20%	1.22%	1.11%	1.05%	1.20%	1.15%	1.06%

NET INTEREST MARGIN (TEY) (6)

Net interest income (GAAP)	$39,919	$40,719	$38,013	$36,908	$39,593	$155,559	$142,395

Plus: Tax equivalent adjustment (5)	1,783	1,763	1,808	1,794	1,751	6,727	6,637

Net interest income - tax equivalent (Non-GAAP)	$41,702	$42,482	$39,821	$38,702	$41,344	$162,286	$149,032

Less: Acquisition accounting net accretion	931	1,268	1,076	1,069	2,609	4,344	5,527

Adjusted net interest income	$40,771	$41,214	$38,745	$37,633	$38,735	$157,942	$143,505

Average earning assets	$4,711,310	$4,791,274	$4,698,021	$4,612,553	$4,513,277	$4,703,289	$4,120,144

Net interest margin (GAAP)	3.36%	3.37%	3.25%	3.25%	3.48%	3.31%	3.46%
Net interest margin (TEY) (Non-GAAP)	3.51%	3.52%	3.40%	3.40%	3.63%	3.45%	3.62%
Adjusted net interest margin (TEY) (Non-GAAP)	3.43%	3.41%	3.31%	3.31%	3.40%	3.36%	3.48%

EFFICIENCY RATIO (7)

Noninterest expense (GAAP)	$46,294	$39,945	$36,560	$32,435	$36,410	$155,234	$119,143

Net interest income (GAAP)	$39,919	$40,719	$38,013	$36,908	$39,593	$155,559	$142,395
Noninterest income (GAAP)	29,805	19,906	17,065	11,993	15,279	78,768	41,541
Total income	$69,724	$60,625	$55,078	$48,901	$54,872	$234,327	$183,936

Efficiency ratio (noninterest expense/total income) (Non-GAAP)	66.40%	65.89%	66.38%	66.33%	66.35%	66.25%	64.77%

(1)	This ratio is a non-GAAP financial measure. The Company's management believes that this measurement is important to many investors in the marketplace who are interested in changes period-to-period in common equity. In compliance with applicable rules of the SEC, this non-GAAP measure is reconciled to stockholders' equity and total assets, which are the most directly comparable GAAP financial measures.
(2)	Adjusted net income, Adjusted net income attributable to QCR Holdings, Inc. common stockholders, Adjusted earnings per common share and Adjusted return on average assets are non-GAAP financial measures. The Company's management believes that these measurements are important to investors as they exclude non-recurring income and expense items, therefore, they provide a more realistic run-rate for future periods. In compliance with applicable rules of the SEC, this non-GAAP measure is reconciled to net income, which is the most directly comparable GAAP financial measure.
(3)	Nonrecurring items (post-tax) are calculated using an estimated effective tax rate of 21% with the exception of goodwill impairment which is not deductible for tax and gain on sale of subsidiary which has an estimated effective tax rate of 30.5%.
(4)	Acquisition costs were analyzed individually for deductibility. Presented amounts are tax-effected accordingly.
(5)	Interest earned and yields on nontaxable securities and loans are determined on a tax equivalent basis using a 21%.
(6)	Net interest margin (TEY) is a non-GAAP financial measure. The Company's management utilizes this measurement to take into account the tax benefit associated with certain loans and securities. It is also standard industry practice to measure net interest margin using tax-equivalent measures. In compliance with applicable rules of the SEC, this non-GAAP measure is reconciled to net interest income, which is the most directly comparable GAAP financial measure. In addition, the Company calculates net interest margin without the impact of acquisition accounting net accretion as this can fluctuate and it's difficult to provide a more realistic run-rate for future periods.
(7)	Efficiency ratio is a non-GAAP measure. The Company's management utilizes this ratio to compare to industry peers. The ratio is used to calculate overhead as a percentage of revenue. In compliance with the applicable rules of the SEC, this non-GAAP measure is reconciled to noninterest expense, net interest income and noninterest income, which are the most directly comparable GAAP financial measures.